CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Summary of Key Information”, “Auditors”, and “Financial Highlights” in the Proxy Statement/Prospectus, and to the incorporation by reference in the Registration Statement of The Advisors’ Inner Circle Fund (Form N-14) of our report dated December 23, 2021, on the financial statements and financial highlights of Cambiar Opportunity Fund and Cambiar Small Cap Fund (two of the series constituting The Advisors’ Inner Circle Fund (the “Funds”)) included in the Annual Report to shareholders for the year ended October 31, 2021, and the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information dated March 1, 2022, which are incorporated by reference therein.

/s/Ernst & Young LLP

Philadelphia, Pennsylvania

September 8, 2022